EXHIBIT 24.1

POWER OF ATTORNEY OF DIRECTORS
KNOW ALL PERSONS BY THESE PRESENTS:
Each of the undersigned directors of Plantronics, Inc., a Delaware corporation (the “Company”), hereby constitutes and appoints Ken Kannappan, Pamela Strayer and Richard Pickard, and each of them with power to act alone, his true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute a Registration Statement or Registration Statements on Form S-8 or other appropriate form, under the Securities Act of 1933, as amended, relating to $14,000,000 in aggregate amount of deferred compensation obligations of the Company issuable under the Plantronics, Inc. Deferred Compensation Plan, and any and all amendments (including post-effective amendments) to such Registration Statement(s), and to file such Registration Statement(s) and any and all amendments thereto, together with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

/s/ Brian Dexheimer	May 24, 2013
Brian Dexheimer
/s/ Robert Hagerty	May 24, 2013
Robert Hagerty
/s/ Gregg Hammann	May 24, 2013
Gregg Hammann
/s/ John Hart	May 24, 2013
John Hart
/s/ Ken Kannappan	May 24, 2013
Ken Kannappan
/s/ Marshall Mohr	May 24, 2013
Marshall Mohr
/s/ Marv Tseu	May 24, 2013
Marv Tseu